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                                     BAKER
                                       &
                                 HOSTETLER LLP
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                               COUNSELLORS AT LAW

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 CAPITOL SQUARE, SUITE 2100 o 65 EAST STATE STREET o COLUMBUS, OHIO 43215-4260
                       (614) 228-1541 o FAX (614) 462-2616

                                                                 CHARLES H. HIRE
                                      WRITER'S DIRECT DIAL NUMBER (614) 462-4729
                                                      E-MAIL: CHIRE@BAKERLAW.COM

                                October 13, 2003


Board of Trustees
Meeder Premier Portfolios

Gentlemen:

     Meeder Premier Portfolios, a Massachusetts business trust ("Meeder"), currently has authorized the issuance of an unlimited number of shares of beneficial interest of the following series: The Defensive Equity Portfolio, The Growth Portfolio, The Aggressive Growth Portfolio, and The Fixed Income Portfolio (each, a "Portfolio," and together, the "Portfolios").

     In  connection  with  Meeder's  Registration  Statement,   filed  with  the
Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form N-1A, you have asked that we deliver the following opinion of counsel.

     In order to deliver such opinion, we have reviewed the foregoing Registration Statement and any pre-effective amendments thereto (together, the "Registration Statement"), Meeder's Declaration of Trust and By-Laws, as amended to date, resolutions of Meeder's Board of Trustees, filings made with the Secretary of the Commonwealth of Massachusetts, Corporations Division, and such other matters, including the statutes and regulations of the Commonwealth of Massachusetts, as we have deemed necessary and appropriate.

     Based on the foregoing, and upon such other matters we have deemed to be necessary and appropriate, it is our opinion that the shares of beneficial interest of the Portfolios, when issued in accordance with the terms and for the consideration set forth in the Registration Statement, will be legally issued, fully paid, and non-assessable.

     Meeder is an entity of the type commonly know as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of Meeder. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

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Board of Trustees
October 13, 2003
Page 2

     We understand that this opinion is to be used in connection with the filing of an Amendment to Meeder's Registration Statement. We consent to the filing of this opinion with and as part of your Amendment.


                                        BAKER & HOSTETLER LLP